Exhibit 3.1
CERTIFICATE OF RETIREMENT
OF
CLASS B COMMON STOCK
OF
TWILIO INC.

Pursuant to Section 243(b) of the General Corporation Law of the State of Delaware

Twilio Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), HEREBY CERTIFIES as follows:

1. Section A of Article IV of the Amended and Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on June 28, 2016 (the “Amended and Restated Certificate”) provides, among other things, that the total number of shares of capital stock that the Corporation shall have authority to issue is 1,200,000,000, consisting of (i) 1,000,000,000 shares of Class A Common Stock, par value $0.001 per share (“Class A Common Stock”), (ii) 100,000,000 shares of Class B Common Stock, par value $0.001 per share (“Class B Common Stock”), and (iii) 100,000,000 shares of Preferred Stock, par value $0.001 per share.

2. All outstanding shares of Class B Common Stock have been converted (the “Conversion”) into shares of Class A Common Stock pursuant to the provisions of Section D.3(e) of Article IV of the Amended and Restated Certificate.

3. Section D.3(e) of Article IV of the Amended and Restated Certificate provides that following the Conversion, the reissuance of all shares of Class B Common Stock is prohibited, and such shares shall be retired and cancelled in accordance with Section 243 of the General Corporation Law of the State of Delaware and the filing by the Secretary of State of the State of Delaware required thereby.

4. The Board of Directors of the Corporation has adopted resolutions retiring 96,829,819 shares of Class B Common Stock, constituting all of the shares of Class B Common Stock that were issued but not outstanding following the Conversion.

5. Upon the effectiveness of this Certificate of Retirement, the Amended and Restated Certificate shall be amended so as to (i) reduce the total number of authorized shares of the capital stock of the Corporation by 96,829,819, such that the total number of authorized shares of the Corporation shall be 1,103,170,181, and (ii) reduce the number of authorized shares of Class B Common Stock by 96,829,819, such that the number of authorized shares of Class B Common Stock shall be 3,170,181.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Retirement to be executed, acknowledged and filed by its duly authorized officer as of June 28, 2023.

/s/ Dana R. Wagner
Dana R. Wagner
Chief Legal Officer